Transgenomic's Optimase(R) Polymerase Now Distributed by Fisher Scientific
              Expands Access to Proprietary Consumable Product Line

    OMAHA, Neb., Nov. 20 /PRNewswire-FirstCall/ -- Transgenomic Inc.
(Nasdaq: TBIO) announced today that it has signed an agreement with Fisher Scientific (NYSE: FSH), a leading global provider of scientific research products and services, to distribute Optimase Polymerase, Transgenomic's high fidelity, thermostable polymerase enzyme for PCR (polymerase chain reaction) amplification of DNA.
    (Logo: http://www.newscom.com/cgi-bin/prnh/20000314/CGTU026 )
    The addition of Optimase Polymerase enhances Fisher's growing PCR product offering, bringing added presence and market opportunity for both Transgenomic and Fisher Scientific.
    Initially developed for robust mutation and SNP (single nucleotide polymorphism) discovery when used in combination with Transgenomic's WAVE(R) System, Optimase Polymerase offers superior accuracy compared to other commercially available polymerases used for PCR amplification of DNA samples.
    Numerous DNA analysis technologies require PCR amplification of the DNA sample as a first step. Collin D'Silva, Transgenomic's CEO, points out that the accuracy of the particular polymerase enzyme used in this step can be critical for the subsequent analysis of genetic variations such as mutations or SNPs, particularly when detection of low-abundance variations is important.
    D'Silva explained, "As a component of our constant push to improve the analytical sensitivity of our WAVE System and facilitate the detection of rare mutational events, we developed Optimase Polymerase. Its high fidelity proofreading activity greatly reduces the DNA sequence alterations that can result from errors occasionally made by standard polymerases during PCR amplification. This improves the practical limits of sensitivity for both our WAVE Systems, as well as our SURVEYOR(TM) Mutation Detection Kits, and is potentially beneficial to any genetic variation analysis technique."
    D'Silva goes on to say that with this expansion in distribution, Optimase Polymerase is now readily available to an increased number of laboratories involved in the analysis of genetic variation, as well as to laboratories performing a variety of other molecular biology procedures that could benefit from high fidelity PCR amplification. D'Silva added, "Fisher is the ideal service provider to bring our product to new laboratories. The company offers a broad distribution infrastructure, a reputation for outstanding customer service and technical specialists to professionally support our product line. We look forward to working with Fisher as we make Optimase Polymerase available to a wider market."
    To assist researchers in their use of Optimase Polymerase, Transgenomic provides free access to two tools on the MutationDiscovery.com(R) Web site, its online resource for researchers interested in genetic variation analysis. With a small amount of data input, Optimase ProtocolWriter(TM) Software calculates thermocycling conditions for each DNA sample, and the Optimase MasterMix Calculator(TM) Software calculates quantities of sample, enzyme and other reagents to be used.

    About Transgenomic
    Transgenomic provides versatile and innovative research tools and related consumable products to the life sciences industry for the synthesis, separation, analysis and purification of nucleic acids and a wide variety of nucleic acid-based specialty chemicals. Transgenomic's biosystems segment offers its WAVE Systems and associated consumables. These systems are specifically designed for use in genetic variation detection and single- and double-strand DNA/RNA analysis and purification. These systems have broad applicability to genetic research and molecular diagnostics. To date there have been approximately one thousand systems installed in over 30 countries around the world.
    Through its nucleic acids business segment, Transgenomic provides specialty chemicals, including advanced nucleic acid building blocks and associated reagents used in applications, such as genetic diagnostics and therapeutics. Manufacturing operations include a cGMP facility for the synthesis of oligonucleotides.
    For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company's Web site at www.transgenomic.com .

    About Fisher Scientific International Inc.
    As a world leader in serving science, Fisher Scientific International Inc. offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company's Web site at www.fisherscientific.com .

    Forward-Looking Statement
    Certain statements in this press release constitute "forward-looking statements" of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to Optimase Polymerase becoming the polymerase of choice for all DNA analysis techniques requiring high fidelity PCR. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

SOURCE  Transgenomic Inc.
    -0-                             11/20/2003
    /CONTACT: Mitchell L. Murphy, +1-402-452-5418, mmurphy@transgenomic.com , or Robert J. Pogulis, Ph.D., +1-845-782-9617, rpogulis@transgenomic.com , both of Transgenomic Inc./
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20000314/CGTU026
                  AP Archive:  http://photoarchive.ap.org
                  PRN Photo Desk, +1-888-776-6555 or +1-212-782-2840/
    /Web site:  http://www.transgenomic.com
                http://www.fisherscientific.com /
    (TBIO FSH)

CO:  Transgenomic Inc.; Fisher Scientific International Inc.
ST:  Nebraska
IN:  BIO MTC
SU:  LIC